Contact:                 Mark T. Reitzes                                                                                                For immediate release
513-661-0457

Cheviot Financial Corp. Reports First-Quarter Earnings

CINCINNATI, Ohio – April 30, 2015 – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2015 of $1,000, or $0.00 per share based upon 6,573,652 weighted average shares outstanding for the quarter ended March 31, 2015. Net earnings for the three months ended March 31, 2014 totaled $815,000 or $0.12 per share based upon 6,653,983 weighted average shares outstanding for the quarter ended March 31, 2014.

The reduction in net earnings for the quarter ended March 31, 2015 was due to the $765,000 payment ($505,000 after taxes) we made to our former President and Chief Executive Officer as part of a previously announced settlement agreement executed in connection with his retirement.  Absent this charge, net earnings for the three months ended March 31, 2015 were $506,000, or $0.08 per share.

On April 27, 2015, the Board of Directors announced the permanent appointment of Board member Mark T. Reitzes to President and Chief Executive Officer who had been serving in that interim role since February 6, 2015.

“This year will be built on pivoting our franchise towards focused growth strategies,” said Mark Reitzes, newly-appointed President and CEO.  To help lead these important initiatives, we are pleased that two experienced bankers joined Cheviot’s management team during the quarter:  Steven Schlagbaum, Vice President of Residential Lending and Daniel James, Vice President of Commercial Lending.  “We continue our unwavering commitment to our customers, communities, shareholders and employees” commented Mr. Reitzes.

We also announced during the quarter new branding changes meant to highlight product offerings, raise customer awareness and loyalty, and attract new customers to the Bank.  From our new electrifying logo colors, sales force lapel pins, consistent branded apparel for our branch personnel, launch of EXTREMELY MAGNIFICENT FREE CHECKING to our new Tag line DREAMS MATTER . . . chosen in an employee-wide contest . . ., Cheviot Savings, via print, radio, and TV media is creating an exciting new paradigm to drive top-of-mind, top line revenue and core deposit growth.

For the three months ended March 31, 2015:

Net earnings for the three months ended March 31, 2015 totaled $1,000, an $814,000 decrease from the $815,000 earnings reported in the March 2014 period.  The decrease in net earnings reflects an increase in general, administrative and other expenses of $660,000 (due to the payment made under the settlement agreement, discussed above), a decrease of $363,000 in other income and a decrease in net interest income of $172,000, which were partially offset by a decrease in the provision for losses on loans by $57,000, and by a decrease of $324,000 in the provision for federal income taxes.

Total interest income decreased $201,000, or 4.3%, to $4.5 million for the three months ended March 31, 2015, from the comparable quarter in 2014.   Interest income on loans decreased $123,000, or 3.3%, to $3.6 million during the 2015 quarter from $3.8 million for the 2014 quarter.  This decrease was due primarily to an 18 basis point decrease in the average yield on loans to 4.32% for the 2015 quarter from 4.50% for the three months ended March 31, 2014, which was partially offset by a $3.2 million, or 1.0%, increase in the average balance of loans outstanding.   Interest income on mortgage-backed securities decreased $19,000, or 32.2%, to $40,000 for the three months ended March 31, 2015, from $59,000 for the comparable 2014 quarter, due primarily to a $3.2 million, or 25.6% decrease in the average balance of securities outstanding and by a 17 basis point decrease in the average yield.  Interest income on investment securities decreased $63,000, or 8.4%, to $688,000 for the three months ended March 31, 2015, compared to $751,000 for the same quarter in 2014, due primarily to a decrease of $20.0 million, or 13.2% in the average balance of investment securities outstanding, partially offset by an 11 basis point increase in the average yield to 2.09% in the 2015 quarter.  Interest income on other interest-earning deposits increased $4,000, or 4.5% to $93,000 for the three months ended March 31, 2015.

Interest expense decreased $29,000, or 3.2% to $891,000 for the three months ended March 31, 2015, from $920,000 for the same quarter in 2014.  Interest expense on borrowings decreased by $37,000, or 24.8%, due primarily to a $4.2 million decrease in the average balance outstanding, and a nine basis point decrease in the average cost of borrowings.  Interest expense on deposits increased by $8,000, or 1.0%, to $779,000, from $771,000, due primarily to a two basis point increase in the average cost of deposits to 0.69%, which was partially offset by an $11.1 million, or 2.4% decrease in the average balance of deposits outstanding.

As a result of the foregoing changes in interest income and interest expense, net interest income decreased by $172,000, or 4.6%, to $3.6 million for the three months ended March 31, 2015, as compared to the same quarter in 2014.  The average interest rate spread decreased to 2.91% for the three months ended March 31, 2015 from 2.93% for the three months ended March 31, 2014.  The net interest margin decreased to 2.94% for the three months ended March 31, 2015 from 2.96% for the three months ended March 31, 2014.

For the three months ended March 31, 2015, the company recorded a provision for losses on loans of $143,000, as compared to $200,000 for the three months ended March 31, 2014.  At both March 31, 2015 and December 31, 2014, non-performing loans as a percent of net loans was 1.5%.

Other income decreased $363,000, or 34.8%, to $681,000 for the three months ended March 31, 2015, compared to the same quarter in 2014.  The decrease is due primarily to a decrease in the gain on sale of investment securities of $440,000, which was partially offset by an increase in the gain on sale of loans of $138,000.

General, administrative and other expense increased $660,000, or 19.3%, to $4.1 million for of the three months ended March 31, 2015.  This increase is primarily a result of an increase in employee compensation and benefits of $797,000, an increase of $24,000 in property, payroll and other taxes and an increase in data processing of $40,000, which was partially offset by a decrease of $88,000 in real estate owned impairment, a decrease of $58,000 in occupancy and equipment expense and a decrease of $36,000 in FDIC expense.

As previously announced, on February 3, 2015 we entered into a severance agreement (the “Agreement”) with our former President and Chief Executive Officer in connection with his retirement.  The Agreement included non-competition, non-solicitation and confidentiality provisions and a full and final release of claims, in exchange for which we paid the former President and Chief Executive officer a total of $765,330 upon his retirement.  The execution of this Agreement and resulting payments caused the majority of the increase in employee compensation and benefits and related property, payroll and other taxes for the quarter ended March 31, 2015.

The provision for federal income taxes decreased $324,000 for the three months ended March 31, 2015.   The decrease is a result of a decrease of $1.1 million in pre-tax earnings.

Financial Condition Changes at March 31, 2015 and December 31, 2014:

At March 31, 2015, total assets were $572.7 million, compared with $571.2 million at December 31, 2014.  Total assets increased $1.5 million, or 0.3%, primarily due to an increase in investment securities of $11.7 million and an increase in loans receivable of $940,000.  The increase in investment securities was a result of purchases of $25.0 million in securities and an increase in the fair market value of securities designated as available for sale of $1.7 million, which were partially offset by investment securities called at par of $15.0 million.  The increase in loans receivable resulted from loan originations of $24.4 million, which was partially offset by the sale of loans in the secondary market of $9.3 million and principal repayments of $14.2 million.

Total liabilities were $475.8 million at March 31, 2015, an increase of $760,000, or 0.2% compared to $475.1 million at December 31, 2014.  The increase in total liabilities is a result of an increase of $3.7 million, or 0.8% in total deposits which totaled $455.5 million at March 31, 2015, as compared to $451.8 million at December 31, 2014.  Advances from the Federal Home Loan Bank of Cincinnati decreased by $994,000, or 6.7%, to $13.9 million at March 31, 2015, from $14.9 million at December 31, 2014.  The decrease is a result of repayments during the quarter ended March 31, 2015.

Shareholders’ equity at March 31, 2015 was $96.9 million, an increase of $705,000, or 0.7%, from December 31, 2014.  The increase primarily resulted from a decrease in the unrealized loss on securities designated as available for sale of $1.2 million, which was partially offset by dividend payments on common stock of $608,000.  At March 31, 2015, tangible book value per share was $12.77 as compared to $12.72 at December 31, 2014.  Tangible book value per share was affected by the increase in the fair market value of investment securities designated as available for sale as other comprehensive loss decreased during the 2015 period.  At March 31, 2015, other comprehensive loss was $329,000.  Over time, the impact of the other comprehensive loss on our tangible book value per share would decrease as investments are called or mature at par; however, a sudden increase in interest rates can have an adverse effect, as increases in rates may increase accumulated comprehensive loss.

SUMMARIZED
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AND
CONSOLIDATED STATEMENTS OF INCOME

The following tables set forth consolidated selected financial and other data of Cheviot Financial Corp. at the dates and for the periods presented.

	For the Three Months Ended
	(Unaudited)	(Unaudited)
	3/31/2015	3/31/2014
Selected Operating Data:	(In thousands, except per share data)
Total interest income	$4,452	$4,653
Total interest expense	891	920
Net interest income	3,561	3,733
Provision for losses on loans	143	200
Net interest income after provision for losses on loans	3,418	3,533
Total other income	681	1,044
Total general, administrative and other expense	4,076	3,416
Earnings before income taxes	23	1,161
Federal income taxes	22	346
Net earnings	$1	$815

Earnings per share – basic and diluted	$0.00	$0.12

	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
ASSETS:	(In thousands)
Cash and cash equivalents	$32,553	$42,439	$16,298	$39,057	$39,816
Investment securities available for sale	138,735	126,999	144,289	144,123	140,702
Mortgage-backed securities available for sale	8,933	9,400	17,902	8,667	9,130
Mortgage-backed securities held to maturity – at cost	-	-	2,769	2,880	2,995
Loans receivable, net (1)	338,035	337,095	335,199	328,187	332,213
Other assets	54,446	55,304	56,376	58,129	59,397
Total Assets	$572,702	$571,237	$572,833	$581,043	$584,253

LIABILITIES:
Deposits	$455,523	$451,784	$455,805	$463,889	$466,635
Advances from the Federal Home Loan Bank	13,857	14,851	15,444	16,187	17,801
Other liabilities	6,435	8,420	6,831	6,626	7,122
Total Liabilities	475,815	475,055	478,080	486,702	491,558
Total Shareholders’ equity	96,887	96,182	94,753	94,341	92,695
Total Liabilities & Shareholders’ equity	$572,702	$571,237	$572,833	$581,043	$584,253

(1)	Includes loans held for sale, net of allowance for loan losses and deferred loan costs.

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014
	(In thousands, except per share data)

Total interest income	$4,452	$4,579	$4,573	$4,629	$4,653
Total interest expense	891	827	868	905	920
Net interest income	3,561	3,752	3,705	3,724	3,733
Provision for losses on loans	143	214	255	355	200
Net interest income after provision for
losses on loans	3,418	3,538	3,450	3,369	3,533
Total other income	681	961	923	935	1,044
Total general, administrative and other
expense	4,076	3,278	3,062	3,574	3,416
Earnings before income taxes	23	1,221	1,311	730	1,161
Federal income taxes	22	385	410	203	346
Net earnings	$1	$836	$901	$527	$815

Earnings per share – basic and diluted	$0.00	$0.13	$0.14	$0.08	$0.12

SELECTED FINANCIAL AND OTHER DATA

	For the Three Months Ended
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2015	12/31/2014	9/30/2014	6/30/2014	3/31/2014

Selected Financial Ratios and Other Data:(1)
Performance Ratios:
Return on average assets	0.00%	0.59%	0.62%	0.36%	0.56%
Return on average equity	0.00	3.50	3.80	2.26	3.56
Average equity to average assets	16.95	16.72	16.43	15.97	15.79
Net interest margin (2)	2.94	3.03	2.97	2.98	2.96
Interest rate spread (2)	2.91	2.99	2.94	2.95	2.93
Average interest-earning assets to average
interest-bearing liabilities	103.93	106.04	104.62	102.92	104.43
Total general, administrative and other expenses
to average total assets	2.86	2.30	2.12	2.45	2.35
Efficiency ratio (3)	79.43	69.55	66.16	76.73	71.52

Other Financial Ratios:
Basic earnings per share	$0.00	$0.13	$0.14	$0.08	$0.12
Diluted earnings per share	$0.00	$0.13	$0.14	$0.08	$0.12
Tangible book value per common share	$12.77	$12.72	$12.53	$12.46	$12.05
Shares outstanding	6,753,145	6,718,795	6,707,803	6,707,803	6,793,903
Weighted average shares	6,573,652	6,541,410	6,539,499	6,607,066	6,653,983
Weighted average diluted shares	6,663,784	6,605,690	6,602,029	6,612,977	6,658,492

Asset Quality Ratios:
Nonperforming loans as a percent of net loans (4)	1.53%	1.51%	1.62%	1.43%	1.67%
Nonperforming assets as a percent of total assets (4)	1.19	1.21	1.35	1.29	1.46
Allowance for loan losses as a percent of net loans	0.69	0.66	0.66	0.61	0.52
Allowance for loan losses as a percent of nonperforming assets (4)	34.18	32.40	28.76	26.64	20.25
Allowance for loan losses as a percent of net originated loans (5)	0.67	0.66	0.62	0.61	0.59
Allowance for loan losses as a percent of net purchased loans	0.86	0.77	0.88	0.71	0.53
Allowance for loan losses as a percent of originated non-performing assets (5)	47.62	41.88	39.36	43.15	32.09
Allowance for loan losses as a percent of purchased non-performing assets	19.86	20.23	18.66	14.90	9.54
Net charge-offs to average loans	0.02	0.06	0.01	0.08	0.05

Regulatory Capital Ratios (Bank Only):
Tangible capital	13.98%	13.88%	14.07%	13.73%	13.59%
Core capital	13.98	13.88	14.07	13.73	13.59
Risk-based capital	24.62	25.23	25.57	26.50	25.70

Number of:
Banking offices	12	12	12	12	12

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the periods.
(2)
Interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average rate on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	Efficiency ratio represents the ratio of general, administrative and other expenses divided by the sum of net interest income and total other income.
(4)
Nonperforming loans consist of non-accrual loans and accruing loans greater than 90 days delinquent, while nonperforming assets consist of non-performing loans and real estate acquired through foreclosure.  Includes non-performing assets acquired from First Franklin Corporation.

(5)	Ratios exclude the effects of loans and non-performing assets acquired from First Franklin Corporation.

Cheviot Savings Bank was established in 1911 and currently has twelve full-service offices in Hamilton County, Ohio.

# # #

This release contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include, among other things:

• statements of our goals, intentions and expectations;
• statements regarding our business plans and prospects and growth and operating strategies;
• statements concerning trends in our provision for loan losses and charge-offs;
• statements regarding the trends in factors affecting our financial condition and results of operations, including asset quality of our loan and investment portfolios; and
• estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events: significantly increased competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments; general economic conditions, either nationally or in our market areas, including employment prospects, real estate values and conditions that are worse than expected; decreased demand for our products and services and lower revenue and earnings because of a recession or other events; adverse changes and volatility in the securities markets or credit markets; legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements; our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board; changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve and changes in the level of government support of housing finance; changes in policy and/or assessment rates of taxing authorities that adversely affect us; changes in our organization, or compensation and benefit plans and changes in expense trends (including, but not limited to trends affecting non-performing assets, charge-offs and provisions for loan losses); the impact of the governmental effort to restructure the U.S. financial and regulatory system, including the extensive reforms enacted in the Dodd-Frank Act and the continuing impact of our coming under the jurisdiction of new federal regulators; the inability of third-party providers to perform their obligations to us; and the ability of the U.S. Government to manage federal debt limits.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by any forward-looking statements. Any forward-looking statement made by us in this report speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.